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                                                                   EXHIBIT 10(o)

                                  PAYCHEX, INC.
                     OFFICER PERFORMANCE INCENTIVE PROGRAM
                        FOR THE YEAR ENDING MAY 31, 2007

PLAN DESCRIPTION

1.   Participants: Officers of Paychex, Inc.

2. The maximum incentive for the Chief Executive Officer is 120% of base salary plus any bonus awards recommended by the Governance and Compensation Committee and approved by the Board of Directors for over-achievement of operating objectives. The maximum is 80% of base salary for Senior Vice Presidents and 55% for all other Officers.

3. Performance Criteria: The payment of cash bonus awards to participants shall be determined by the Board on a discretionary basis based primarily on how year-over-year revenue growth, year-over-year growth in operating income excluding stock-based compensation and interest on funds held for clients, and improvement in operating income excluding stock-based compensation and interest on funds held for clients as a percentage of service revenues for the fiscal year compared to the goals that are established annually by the Board of Directors.

4. Payment: Incentive payments to be paid in July 2007 after Board approval. Officer must be employed at the fiscal year end to be eligible for any bonus.

5. Changes and Termination: Bonus awards, changes to and termination of the Program is at the sole discretion of the Board.